SC 13D
<SEQUENCE>1
<FILENAME>vu1corp

	SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549
	SCHEDULE 13D

	Under the Securities Exchange Act of 1934 (Amendment No. --)*

	(Name of Issuer)


	VU1 CORPORATION
	----------------------------------------------------------------------

	(Title of Class of Securities)


	Common Stock
	----------------------------------------------------------------------

	(CUSIP Number)


	929212108
	----------------------------------------------------------------------

	(Name, Address and Telephone Number of Person Authorized to Receive Notices and
	Communications)


	William B. Smith,
	111 Broadway, Suite 808, New York, NY  10006
	(212) 812-9330
	----------------------------------------------------------------------

	(Date of Event Which Requires Filing of this Statement)


	December 31, 2012




If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d -1(g), check the following box.[ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule,including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	929212108
		---------
______________________________________________________________________________

 (1) Names of reporting persons			SAM Advisors, LLC
                               -----------------------------------------------
______________________________________________________________________________
 (2) Check the appropriate box if a member of a group (see instructions)
 (a)
     -------------------------------------------------------------------------
 (b)
     -------------------------------------------------------------------------
______________________________________________________________________________
 (3) SEC use only
                 -------------------------------------------------------------
______________________________________________________________________________
 (4) Source of funds (see instructions)			WC
                                       ---------------------------------------
______________________________________________________________________________
 (5) Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
                 -------------------------------------------------------------
______________________________________________________________________________
 (6) Citizenship of place of organization 		USA
					 -------------------------------------
______________________________________________________________________________
 Number of shares beneficially owned by each reporting person with:
      ------------------------------------------------------------------------
______________________________________________________________________________
 (7) Sole Voting Power 				905,836
                      --------------------------------------------------------
______________________________________________________________________________
 (8) Shared Voting Power 			   -
                        ------------------------------------------------------
______________________________________________________________________________
 (9) Sole Dispositive Power 			905,836
                           ---------------------------------------------------
______________________________________________________________________________
 (10) Shared Dispositive Power 			   -
                              ------------------------------------------------
______________________________________________________________________________
 (11) Aggregate Amount Beneficially Owned by Each Reporting Person 905,836
								  ------------
______________________________________________________________________________
 (12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
______________________________________________________________________________
 (13) Percent of Class Represented by Amount in Row (11)	14.5%
							----------------------
______________________________________________________________________________
 (14) Type of Reporting Person (See Instructions)	     IA
						 -----------------------------
______________________________________________________________________________


Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2013
------------------------------------------------------------------------------
Date


------------------------------------------------------------------------------
Signature

William B. Smith / CEO
------------------------------------------------------------------------------
Name/Title